SETTLEMENT AGREEMENT

This Settlement Agreement ("**Agreement**") is entered into this _____ day of December, 2004 ("**Effective Date**"), by and between Bruce Patterson, an individual ("**Patterson**") and Invirion, Inc., an Illinois corporation having a place of business at 2350 Pilgrim Highway, Frankfort, Michigan 49635 ("**Invirion**") (Patterson and Invirion collectively referred to herein as the "**Invirion Parties**"), and Molecular Diagnostics, Inc., formerly known as Ampersand Medical Corporation, a Delaware corporation having a place of business at 414 N. Orleans Street, 5th Floor, Chicago, Illinois 60610 ("**MDI**"). The Invirion Parties and MDI are collectively referred to herein as the "**Parties.**"

WHEREAS, controversies have developed between the Invirion Parties and MDI relating to:

(a) a Consulting Agreement between Patterson and MDI dated October 1, 2001 ("**Consulting Agreement**");

(b) an agreement dated on or about March 1, 2002 (and related invoice dated March 7, 2002) between the Invirion Parties and MDI pertaining to MDI's purchase of HPV test kits from Patterson ("**Purchase Agreement**");

(c) a License and Development Agreement for Specific Medical Technology for the Detection of Oncogenic HPV Virus dated June 23, 2000 between the Invirion Parties and MDI, as amended by a First Addendum executed on September 12, 2000, a Second Addendum executed on January 12, 2001 and a Third Addendum executed on June 28, 2001 and as allegedly amended by a Fourth Addendum executed on July 16, 2002 (collectively, "**License Agreement**"); and

(d) a lawsuit entitled BRUCE PATTERSON and INVIRION, INC. vs. AMPERSAND MEDICAL CORP. and MOLECULAR DIAGNOSTICS, INC., Case No. 03 L 007995, which is currently pending in the Circuit Court of Cook County, Illinois including the Counterclaim filed in such lawsuit ("**Lawsuit**") (the foregoing items (a) through (d) collectively referred to herein as the "**Dispute**").

WHEREAS, the Parties desire to settle and resolve all controversies and claims related to the Dispute to avoid the further burden and expense of litigation as asserted by the Parties.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The following capitalized terms shall have the following meanings, while other terms are parenthetically defined elsewhere in this Agreement:

An "**Affiliate**" of a Party means any person or entity that directly or indirectly owns or controls, is owned or controlled by or is under common ownership or control with such Party. The term "control" for purposes of this definition shall mean beneficial ownership, directly or

indirectly, of fifty percent (50%) or more of the outstanding voting shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority of the Party.

"Contract(s)" means the Consulting Agreement, Purchase Agreement and License Agreement together with any and all amendments, addendums, attachments and extensions thereto and thereof as well as any and all other agreements, written or oral, entered into between the Parties before the Effective Date.

"Medical Technology" shall have the meaning provided in the License Agreement.

"Product" shall have the meaning provided in the License Agreement.

"Property" means all intellectual property, tangible property and personal property relating to, arising from, the subject of or otherwise involving any of the Contracts or the Dispute including, without limitation, the Test Kits, the Medical Technology, the Product, inventions (whether or not patentable), patent applications, patents, know-how, trade secrets, confidential information, proprietary information, technical information, technologies, copyrights, trade marks, intellectual property, equipment, products, devices, apparatuses, methods, processes, techniques, systems, compositions, formulas, binders, data, data sets, materials, documentation, research results, samples, prototypes, drawings, files, records and notes together with any and all improvements or modifications to any of the foregoing.

"Test Kits" means certain test kits, including some test kits that contained probes and others that did not, provided by the Invirion Parties to MDI under the Purchase Agreement.

2. Within seven (7) calendar days after the Effective Date, the Parties shall dismiss the Lawsuit with prejudice and file a notice of dismissal with the court, each Party to bear its own attorneys' fees and costs.

3. The court in which the Lawsuit is pending shall retain jurisdiction for purposes of enforcement of this Agreement. In the event either Party breaches or fails to comply with the terms of this Agreement, such Party shall pay the other Parties' attorneys' fees incurred in enforcing the terms of this Agreement.

4. Subject to the provisions of this Agreement, in consideration of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which is acknowledged, each of the Parties, on behalf of itself and each of its Affiliates, officers, directors and employees, assigns, agents, successors and attorneys, hereby releases and forever discharges the other Party, and its Affiliates, officers, directors and employees, assigns, related parties, agents, successors and attorneys, from all claims, obligations, actions, demands, rights, costs, expenses, compensation, damages, losses and causes of action of any nature whatsoever, whether based on tort, contract, statutory or other theory of recovery, and whether for compensatory, punitive, statutory or other forms of damage or relief, whether legal or equitable, which the releasing Party ever had, now has, can, shall or may have against the other Party,

whether know or unknown, whether asserted or unasserted, from the beginning of the world to the Effective Date.

5. MDI hereby consents to the termination of all of the Contracts whereby all of the licenses, rights, obligations, covenants, provisions and other terms of the Contracts shall hereby be forever terminated. For clarity, in the event that any Contract provides that certain terms or provisions shall survive the termination or expiration of such Contract, such terms and provisions shall hereby be terminated forever. In the event that any title, ownership or deed of any Property was assigned, transferred or conveyed to MDI pursuant to or by virtue of any of the Contracts, MDI hereby assigns, transfers and conveys (and agrees to further assign, transfer and convey) such title, ownership and deed in the Property to Invirion.

6. MDI hereby represents and warrants that: (a) as of the Effective Date, the Medical Technology, the Products and the Test Kits are free and clear of any and all liens, encumbrances and third party licenses, rights and claims; (b) before the Effective Date, MDI has not licensed, sublicensed, encumbered, hypothecated, sold or transferred any right, title or interest in the Medical Technology, Products or Test Kits to any third party, agent or Affiliate; (c) to the best of MDI's knowledge, no third party has any claim, allegation or assertion that such third party has any right, title or interest in the Medical Technology, Products or Test Kits; and (d) as of the Effective Date, neither MDI or its Affiliates have received any written notice indicating that a third party has any claim, allegation or assertion that such third party has any right, title or interest in the Medical Technology, Products or Test Kits.

7. Beginning on the Effective Date and continuing into perpetuity, MDI shall not, directly or indirectly, develop, make, use, practice, license, sell, offer for sale or commercialize any Medical Technology, Product or Test Kits.

8. For purposes of this Agreement, MDI represents that its Chicago office maintains a contiguous file of materials relating to Bruce Patterson and this Dispute. Said materials shall hereinafter be referred to as "MDI's Invirion File." Upon information and belief, MDI's Invirion File contains certain Property and certain binders previously provided by the Invirion Parties to MDI. MDI's Invirion File may also contain whatever remains of Test Kits MDI has in its possession.

On or before December 17, 2004, MDI shall deliver to Invirion all Property contained in MDI's Invirion File. On or before December 17, 2004, the Chief Executive Officer and President of MDI shall sign a written statement that certifies that MDI has delivered all Property contained in MDI's Invirion File as directed herein.

On or before February 10, 2005, MDI shall use its best efforts to search for and locate all other forms of all Property (beyond MDI's Invirion File) possessed or controlled by MDI. On or before February 10, 2005, the Chief Executive Officer and President of MDI shall sign a written statement that certifies that MDI has complied with this aforementioned "best efforts" search for Property.

Subsequent to February 10, 2005, MDI shall have a continuing duty to seasonably deliver any additional Property found in its possession or control.

For purposes of this Section 8, MDI shall make such deliveries to:

Invirion, Inc.
c/o John M. Drews
Drews & Associates, P.C.
1900 Spring Road-#200
Oak Brook, IL 60523

9. MDI hereby authorizes the Invirion Parties to make a public statement or post text on their website including the statement provided in quotations below in this Section. The Parties acknowledge that such statement is not crafted with legal formality and, therefore, the Parties acknowledge that such statement shall have no legal effect and does not limit the rights of MDI in any way.

> "In 2001, Invirion, Inc. licensed certain technology to Molecular Diagnostics, Inc. relating to the viral detection of human papilloma virus (HPV). Since then, this license was terminated by the mutual consent of Invirion and Molecular Diagnostics, and Molecular Diagnostics retained no right, title or interest in such technology."

10. Beginning on the Effective Date and continuing into perpetuity, neither Party will say or publish any negative or disparaging statements about the other Party relating to the Dispute, Patterson's involvement or performance under any of the Contracts, MDI's activities involving the Medical Technology or Products under the Contracts or any aspects of this Agreement, unless such statements are verifiably placed in the public domain by a third party having the independent right to do so. The Parties shall instruct their employees, agents and contractors to do likewise and shall use reasonable efforts to extend this non-disparagement obligation to their employees, agents and contractors.

11. The Parties execute and agree to this Agreement, acknowledging the receipt and sufficiency thereof as a complete compromise of matters involving the disputed issues of fact and law and fully assume the risk of any mistake of fact or law in entering into this Agreement. Neither this Agreement nor any consideration provided for herein is or shall be construed as an admission by any Party of any fault, wrongdoing, or liability whatsoever.

12. MDI hereby represents, warrants and covenants that: (a) MDI is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which MDI is a party, any court order to which MDI is subject to or MDI's certificate of incorporation or bylaws; (b) this Agreement has been duly executed and delivered by MDI and is a legal, valid and binding obligation enforceable against MDI in accordance with its terms.

13. The Parties expressly waive and assume the risk of any and all claims, obligations, actions, demands, rights, costs, expenses, compensation, or cause of action for damages or other

relief against each other arising out of any matter described in this Agreement which exist as of the Effective Date but which they do not know or suspect to exist in their favor, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect their decision to enter into this Agreement.

14. The Parties each represent and warrant that each has the sole and exclusive authority to execute this Agreement and to accept the promises, representations and warranties specified in it; and that each has not, prior to the Effective Date, sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, obligations, actions, demands, rights, costs, expenses, compensation or causes of action for damages or other relief referred to in this Agreement.

15. Each of the Parties warrants and represents that it: (a) has been represented by counsel of its choice in connection with the review, approval and execution of this Agreement; that each has shown this Agreement to its respective attorney who explained it and advised it that this Agreement is a legal binding contract; (b) has read and understood this Agreement before signing it; and (c) intends to be bound by each provision of this Agreement.

16. The Parties declare and represent that: (a) no promise, inducement or agreement which is not specifically provided in this Agreement has been made by any Party to this Agreement; (b) this Agreement contains the entire agreement among the Parties; and (c) the terms of this Agreement cannot be modified except in writing signed by all the parties.

17. This Agreement shall be interpreted under and governed under the laws of the State of Illinois.

18. This Agreement may be executed in counterparts.

19. Upon the request of the Invirion Parties, MDI shall execute any additional certificates, instruments or other documents that may be necessary to fully vest any right, title or interest assigned or transferred under this Agreement to Invirion.

IN WITNESS WHEREOF, the Parties hereby have executed this Agreement as of the Effective Date set forth above.

INVIRION, INC.	MOLECULAR DIAGNOSTICS, INC.
By: [signature]	By: [signature]
Its: Founder & CEO	Its: CEO

BRUCE PATTERSON, M.D.

By: [signature]

641762/D/4